Exhibit 5.1

June 8, 2020

Taronis Fuels, Inc.

24980 N. 83rd Avenue, Ste. 100

Peoria, Arizona

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as legal counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 100,000,000 shares (the “Shares”) of Common Stock, $0.000001 par value per share, of Taronis Fuels, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Taronis Fuels, Inc. 2019 Equity Incentive Plan (the “Plan”).

I have reviewed such documents and made such examination of law as I have deemed appropriate to give the opinions set forth below. I have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, I have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Tyler B. Wilson, Esq.

Taronis Fuels, Inc.
General Counsel